VIA EMAIL
November __, 2020
[Name]
[Email address]
RE:    ACKNOWLEDGMENT OF TAX EQUALIZATION PROCESS
Dear [Name]:
As you are aware, Aon plc (the “Company”) maintains a tax equalization process that is intended to ensure that the income and social taxes you pay on compensation for services as a non-management member of the Company’s Board of Directors (the “Board”) will be no more than what you would have paid had all such compensation been taxable solely in your home country.
As part of the tax equalization process, the Company initially pays taxes on your behalf in Ireland (and in the U.K. for the first quarter of 2020), which the Company expects will later be credited or refunded to you, and then determines an estimate of the tax liability that you would pay on your compensation from the Company if such compensation was taxable only in your home country, known as your “hypothetical” tax liability. This hypothetical tax liability is calculated based on all Board fees and other compensation paid to you by the Company, including from the granting or vesting of stock-based awards.
The Company will authorize and direct a tax adviser to prepare your joint or individual Irish and U.K. tax returns, as required. You are responsible for the cost associated with such services, which will be reduced from your quarterly retainer fees. At the end of each year, the Company, in consultation with this tax adviser, will determine your final hypothetical tax liability, the amount that will be credited or refunded to you in respect of the taxes paid on your behalf in Ireland and the U.K., and the amount of your overall tax liability.
If the Company determines that your overall tax liability exceeds your final hypothetical tax liability, taking into account any credits and refunds expected to be paid or credited to you, the Company will make a tax equalization payment to you (subject to any applicable maximum dollar amount set forth from time to time by the Board) within 60 days of the relevant tax returns being finalized, as long as you meet your obligations to the Company in respect of your hypothetical tax liability and provide such information and assistance as the Company or its designated tax adviser requires in order to resolve your tax affairs on a timely basis and within the filing deadlines set by the applicable tax authorities.
If the Company determines that your overall tax liability, taking into account any credits and refunds expected to be paid or credited to you, is less than your final hypothetical tax liability (not taking into account any credits or refunds), then you will be required to pay the difference to the Company within 60 days of the relevant tax returns being finalized.
Please note that you will be responsible for the cost of any tax or additional charges arising in any tax jurisdiction on any personal income or gains, spousal income, or any other income not attributable to your service with the Company.

Although the Company will retain an external tax adviser on your behalf to prepare your tax returns and tax equalization calculations, it remains your personal obligation to file such returns within the applicable time limits and to abide by the tax laws in each of Ireland and the U.K. The external tax adviser will provide regular information regarding your obligations and filing schedules.
If the foregoing is acceptable to you, please sign in the space provided below and return this letter agreement via DocuSign. By signing below, you specifically agree acknowledge and agree that if you are determined to owe any amounts to the Company then you will make payment of such amounts to the Company within 60 days of receiving notification of the amount due; and you hereby authorize the Company to deduct (or reduce from your compensation) any amounts owed to you by the Company where permitted by law.
Sincerely,

Lisa Stevens                                          Chief People Officer
AGREED AND ACKNOWLEDGED:

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